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                                                                    EXHIBIT 4(c)

         AMENDMENT dated as of August 16, 2001 (this "Amendment") to Securities Purchase Agreement dated as of June 20, 2001 (the "Securities Purchase Agreement") by and among LifePoint, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), and all of the purchasers (the "Purchasers") set forth on the execution pages to the Securities Purchase Agreement.

         WHEREAS,

         A. On June 20, 2001, pursuant to the Securities Purchase Agreement, certain of the Purchasers (the "Original Purchasers") acquired an aggregate of
228.007 Units, each Unit consisting of 1,000 shares of the Company's Series C Convertible Preferred Stock, $.001 par value (the "Preferred Shares"), and a warrant (the "Warrant") to purchase 10,000 shares of the Company's Common Stock, $.001 par value (the "Common Stock").

         B. On June 29, 2001, pursuant to the Securities Purchase Agreement, three of the Original Purchasers acquired an aggregate of 85.713 Units by surrendering their shares of the Company's Series B 20% Cumulative Convertible Preferred Stock, $.001 par value.

         C. Pursuant to the Escrow Agreement dated as of June 20,2001 (the "Escrow Agreement") by and among the Company, the Purchasers and Wachtel & Masyr, LLP, as Escrow Agent, the Company is obligated to sell, within 90 days of June 20, 2001, at least 57 additional Units pursuant to the Securities Purchase Agreement so that at least an aggregate of 371 Units have been sold.

         D. On the date of this Amendment, the Company has sold at least an additional 57 Units to additional Purchasers (the "Additional Purchasers") on condition that the Securities Purchase Agreement be amended in certain respects as provided in this Amendment.

         E. The Securities Purchase Agreement provides that it may be amended by a majority in interest of the Purchasers (as defined in the Securities Purchase Agreement) and all of the Original Purchasers and the Additional Purchasers have agreed to this Amendment.

         NOW, THEREFORE, the Company and the Purchasers agree as follows:

         1. All capitalized terms which are not otherwise defined in this Amendment shall have the meanings ascribed to them in the Securities Purchase Agreement.

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         2. WHEREAS clause B of the Securities Purchase Agreement is hereby amended so that (a) each share of the Preferred Shares shall be convertible into
11.67 shares of the Common Stock and not 10 shares (i.e., an effective Conversion Price of $3.00 per share of the Common Stock), (b) the aggregate amount shall become 11,670 shares and not 10,000 shares and (c) the shares of the Common Stock issuable upon the exercise of the Warrants shall become 11,670 and not 10,000.

         3. Section 1(d) (iii) of the Securities Purchase Agreement and Section 4 (a) of the Escrow Agreement are each hereby amended to change (a) the reference to 314 Units to 313.720 Units, the latter being the Units actually sold to the Original Purchasers as indicated in the WHEREAS clauses; (b) the reference to 371 Units to 370.720 Units and Section 7 (m) of the Securities Purchase Agreement is hereby amended to change the reference to 86 Units to
85.713 Units for the same reason; and (c) Section 8 (e) of the Securities Purchase Agreement shall be amended to require unanimous consent for an amendment to such Agreement.

         4. The Certificate of Designation shall be amended to provide that in
Article III.E. the Conversion Price shall mean $3.00 and in Article XIV that the consent of all of the then outstanding shares of the Series C Preferred Stock shall be required. An officer of the Company is hereby authorized to execute and cause to be filed in the State of Delaware an amendment to the Certificate of Designation effecting such changes and to effect the change in Section 2 hereof after obtaining the consent of the holders of a majority of the outstanding shares of the Common Stock.

         5. The Warrant shall be amended to provide that (a) the Exercise Price is $3.00, (b) the number of shares of the Common Stock issuable upon exercise shall be adjusted as provided in Section 2 hereof and (c) Section 2 (b) relating to resets of the Exercise Price shall be deleted. The Company shall deliver replacement Warrants to the Original Purchasers and the Escrow Agent for the Original Purchasers within five (5) business days after the execution of this Amendment. The Original Purchasers and the Escrow Agent shall, within five (5) business days after execution of this Amendment, return the original Warrants to the Company for cancellation, which in any event shall be deemed cancelled upon issuance of the replacement Warrants.

         6. The Registration Rights Agreement shall be amended to provide that the Company may delay requesting acceleration in order to amend Registration statement on Form S-3, File No. 333-65540, to include the New Participants and to reflect the changes effected by this Amendment, as suggested in discussions with the Staff of the Securities and Exchange Commission.

         7. If the holders of a majority of the outstanding shares of the Common Stock have not affirmatively consented to such amendment or if for any reason such amendment has not been filed with the Secretary of State of Delaware on or before October 10, 2001, then within five days thereafter the Company will offer to each holder of the Series C Preferred Stock the right to exchange such holder's shares of Series C Preferred Stock for a like number of shares of a new series of the Company's preferred


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stock designated Series D Convertible Preferred Stock (the "Series D Preferred
Stock"). The terms of the Series D Preferred Stock will be the same as the Series C Preferred Stock as amended in accordance with the terms of this Agreement.

         8. Except as amended above, the Securities Purchase Agreement, the Certificate of Designation, the Warrant, the Escrow Agreement and the Registration Rights Agreement shall remain in full force and effect.

         9. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Amendment once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Amendment bearing the signature of the party so delivering this Agreement.

         IN WITNESS WHEREOF, the undersigned Purchasers and the Company have caused this Amendment to the Securities Purchase Agreement to be executed as of the date first above written.

                                            LIFEPOINT, INC.

                                            By: /s/   Robert W. Berend
                                               ---------------------------------
                                               Name:  Robert W. Berend
                                               Title: Secretary


                            SIGNATURES OF PURCHASERS


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